Exhibit (m)(1)
HIGHLAND FUNDS I
on behalf of its series,
HIGHLAND HIGH INCOME FUND
CLASS A SHARES AND CLASS C SHARES
RULE 12b-1 DISTRIBUTION PLAN
     Highland Funds I, a Delaware Statutory Trust (the “Trust”) that engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”), on behalf of its series, Highland High Income Fund (the “Fund”), adopts the following distribution plan (the “Plan”) pursuant to Rule 12b-1 (the “Rule”) under the Act for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Fund.
I.	Service and Distribution Fees
     The Fund shall pay a service fee at the annual rate of 0.25% of the net assets of each of its Class A Shares and Class C Shares and a distribution fee at the annual rates of 0.10% of the average daily net assets of its Class A Shares and 0.75% of the average daily net assets of its Class C Shares. Such fees shall be accrued daily and paid monthly in arrears (or shall be accrued and paid at such other intervals as the Board may determine).
II.	Payments of Fees under the Plan
     The Fund shall make all payments of service and distribution fees under this Plan to the principal underwriter of the shares of the Fund (the “Distributor”) on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. The Fund shall not pay, nor shall the Distributor be entitled to receive, any amount under this Plan if such payment would result in the Distributor’s receiving amounts in excess of those permitted by applicable law or by rules of the National Association of Securities Dealers, Inc.
III.	Use of Fees
     The Distributor may pay part or all of the service and distribution fees it receives from the Fund as commissions to financial service firms that sell Fund Shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of Fund Shares (including third-party administrators of qualified plans). This provision does not obligate the Distributor to make any such payments nor limit the use that the Distributor may make of the fees it receives.

IV.	Reporting
     The Distributor shall provide to the Fund’s Trustees, and the Trustees shall review, at least quarterly, written reports setting forth all Plan expenditures and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.
V.	Other Payments Authorized
     Payments by the Fund or the Distributor and its affiliates other than as set forth in Section I which may be indirect financing of distribution costs are authorized by this Plan.
VI.	Conditions to Effectiveness of Plan
     While this Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the Act.1
VII.	Continuation; Amendment; Termination
     This Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any Class of Shares at any time as provided in the Rule without payment of any penalty.
Adopted: _______________, 2007

[1]	It should be noted, however, that in April 2006 the Court of Appeals for the District of Columbia Circuit vacated subparagraphs (i) and (iv) of Rule 0-1(a)(7), which provisions require that a fund Board have at least 75% of its members independent and an independent Board Chairman, respectively. The court, however, withheld its mandate to afford the Securities and Exchange Commission an opportunity to reopen the record for comment.